Exhibit 10.10

Employment agreement

Nexvet Ireland Ltd

Company number: 550752

and

Jürgen Horn

Table of contents

1.	Definitions and interpretation	4
1.1	Definitions	4
1.2	Interpretation	6
2	Pre-Conditions	7
2.1	Skills	7
2.2	Restrictive Covenants	7
2.3	Right to Work	7
3.	Position	7
4.	Commencement and term	7
5.	Probation Period	8
6.	Duties and Obligations	8
6.1	Duties	8
6.2	Obligations	8
6.3	Other appointments	8
6.4	Conflict of interest	9
6.5	Company policies	9
6.6	Statutory and implied duties	9
7.	Employment locations	9
8.	Hours of work	10
9.	Remuneration and other benefits	10
9.1	Remuneration	10
9.2	Sign-on Options	10
9.3	Employee Incentive Plan	11
9.4	Annual performance bonus	11
9.5	Additional benefits	11
9.6	Annual review	12
9.7	Legislative benefits	12
9.8	Expenses	12
9.9	Deductions	12
9.10	Confidentiality of remuneration and other benefits	12
9.11	Irish taxes	12
10.	Company Property	12
10.1	Return of Company Property	12
11.	Leave	13
11.1	Taking Leave	13
11.2	Annual leave	13
11.3	Public Holidays	13
11.4	Sick Leave, Accidents and other Absences	13
12.	Termination of Employment	14
12.1	Termination by the Company	14
12.2	Notice period by the Employee	14
12.3	Garden Leave	15
12.4	Dismissal for cause and summary dismissal	15
12.5	Accrued Entitlements on Termination	15
12.6	Directorships and Offices	15

13.	Confidential Information	16
13.1	Acknowledgment of Employee	16
13.2	Obligations of the Employee	16
13.3	Unauthorised disclosure	16
13.4	Confidentiality Agreement	16
13.5	Survival	17
14.	Intellectual Property	17
15.	Moral Rights	18
16.	Non-Competition	18
16.1	Obligations of the Employee	18
16.2	General	19
16.3	Survival	19
17.	Changes to position, duties, remuneration, or location	19
18.	Companies Acts	20
19.	Assignment	20
19.1	Successors of Company	20
19.2	Assignment for reconstruction or amalgamation	20
19.3	References to Company to be references to assignee	20
20.	General	20
20.1	Entire understanding	20
20.2	No adverse construction	20
20.3	Further assurances	20
20.4	No waiver	21
20.5	Severability	21
20.6	Consents and approvals	21
20.7	No variation	21
20.8	Governing law and jurisdiction	21
20.9	Counterparts	21
20.10	Conflicting provisions	21
Annexure A – Confidentiality Agreement		29

Employment agreement

Date       29 April 2015

Parties

Nexvet Ireland Limited (Company number 550752) c/- National Institute for Bioprocessing Research and Training (NIBRT), Fosters Avenue, Mount Merrion, Blackrock, Co. Dublin, Ireland (Company).

and

Jürgen Horn of Bündtenweg 24 4102 Binningen, Switzerland (Employee).

Operative provisions

1.	Definitions and interpretation
1.1	Definitions

In this agreement:

Annual Equity Award means the annual equity award that may be made to the Employee pursuant to clause 9.3 and item 5 of Schedule 1.

Associated Company means any undertaking which from time to time is a subsidiary undertaking of the Company or is a parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking and for the purposes of this definition “Subsidiary Undertaking” and “Parent Undertaking” shall have the meanings respectively given to them by Regulations 4 and 3 of the European Communities (Companies: Group Accounts) Regulations 1992.

Base Salary means the amount specified in Item 4 of Schedule 1.

Business means the business conducted by the Company from time to time, including the discovery, development and commercialisation of biopharmaceutical products, such as companion animal (dog, cat and horse) monoclonal antibodies and therapeutic proteins, any products in any species derived from the patented PETization™ platform technology, and any diagnostic products for use in animals.

Change in Control means:

(a)

a merger or consolidation or the sale, or exchange by the stockholders of the Parent Company of all or substantially all of the capital stock of the Parent Company, where the stockholders of the Parent Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction;

(b)

any transaction or series of related transactions to which the Parent Company is a party in which in excess of fifty percent (50%) of its voting power is transferred, other than any such transfer in which the stockholders of the Parent Company immediately before such transfer obtain or retain, directly or indirectly, more than fifty percent (50%) of the beneficial interest in the voting power of the voting stock or other voting equity of the corporation or other entity to which the voting power of the Parent Company was transferred, or

Employment agreement for Jürgen Horn

(c)

the sale or exchange of all or substantially all of the Parent Company’s assets, other than a sale or transfer to a subsidiary of the Parent Company in which the stockholders of the Parent Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Parent Company’s assets, in substantially the same proportion as before such transaction.

Commencement Date means the date specified in Item 1 of Schedule 1.

Companies Acts means the Companies Acts 1963-2012 of Ireland or any successor legislation, including the Companies Act 2014 which is scheduled to come into force on 1 June 2015.

Confidential Information means:

(a)	all Information and know how regarding the current Business or future business interests, methodology or affairs of the Company or any Associated Company;
(b)	all other Information and know how belonging or relating to the Company or any Associated Company;
(c)	all Information and know-how which the Employee knows, or ought reasonably to be expected to know, is confidential to the Company or any Associated Company;

but excludes:

(d)	any Information which is lawfully already in the public domain, or becomes part of the public domain other than due to the fault of the Employee or any person for whom the Employee is responsible;
(e)	any Information which is required to be disclosed by Law; and
(f)

any knowledge and Information that the Employee has been aware of before the commencement date of this agreement, except for that Information of the Company that has been disclosed to the Employee by or on behalf of the Company as part of any interview process for the Employment or the negotiation of this agreement.

Duties means the duties as set out in Schedule 2.

EI Plan means the 2015 Employee Incentive Plan of the Parent Company, or any successor to that plan, a copy of which has been provided to the Employee.

Employment means the employment by the Company of the Employee pursuant to this agreement.

Existing Engagements means the existing engagements between the Employee and third parties, as further detailed in Item 10 of Schedule 1.

Information means any information, whether oral, graphic, electronic, written or in any other form, including:

(a)

forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data; and

(b)	copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered.

Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity, including (without

Employment agreement for Jürgen Horn

limitation):

(a)

patents, designs, copyright, rights in circuit layouts, plant breeder's rights, trade marks, know how, brand names, domain names, inventions, product names, trade secrets, the right to have confidential information kept confidential and other results of intellectual effort in the scientific, technological, bio-technological, industrial, literary or artistic and commercial fields, whether or not registered or capable of registration;

(b)	any application or right to apply for registration of any of those rights;
(c)	any registration of any of those rights or any registration of any application referred to in paragraph (b); and
(d)	all renewals and extensions of these rights.

Law means any:

(a)	principles of law or equity established by decisions of courts;
(b)	statutes, regulations or other legislation of Ireland or Switzerland; and
(c)	requirements and approvals (including conditions) of Ireland that have the force of law;

Parent Company means Nexvet Biopharma plc, the parent company of the Company, being a company organised in the Republic of Ireland with its registered office at NIBRT, Fosters Avenue, Mount Merrion, Blackrock, Co. Dublin, Ireland.

Position means the position in Item 2 of Schedule 1.

Probation Period means the period specified in Item 8 of Schedule 1.

Restraint Area means Switzerland, the island of Ireland, the United Kingdom, Australia, the United States and Europe.

Restrained Duties means duties the same or similar to those performed by the Employee in the six months prior to Termination.

Restraint Period is the period referred to in clause 16.1 and is the Term.

Sign-on Options means the sign-on options to purchase shares in the Parent Company that are to be allocated to the Employee by the Parent Company’s compensation committee as soon as practicable after the Commencement Date, as otherwise detailed in clause 9.2.

Term means the term of this agreement, starting on the Commencement Date and ending on the Termination Date.

Termination Date or Termination means the date of termination or expiry of this agreement for any reason.

1.2	Interpretation

In this agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;
(b)	a gender includes the other genders;
(c)	the headings are used for convenience only and do not affect the interpretation of this agreement;
(d)	other grammatical forms of defined words or expressions have corresponding meanings;
(e)	a reference to a document includes the document as modified from time to time and any document replacing it;
(f)	the word "person" includes a natural person and any body or entity whether

Employment agreement for Jürgen Horn

incorporated or not;
(g)	the word "month" means calendar month and the word "year" means 12 months;
(h)	the words "in writing" include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;
(i)	a reference to a thing includes a part of that thing;
(j)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;
(k)	wherever "include" or any form of that word is used, it must be construed as if it were followed by "(without being limited to)";
(l)	money amounts are stated in Euro currency unless otherwise specified; and
(m)

a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

2.	Pre-Conditions

This agreement is subject to the following pre-conditions:

2.1	Skills

The Employee warrants that the skills, qualifications and experience as represented by the Employee to the Company are true and accurate and that the Employee has the necessary skills to perform the Duties.

2.2	Restrictive Covenants

The Employee warrants that he is free from any obligations owed to a third party which might prevent him from starting work on the date mentioned below or from properly performing the duties of the position.

2.3	Right to Work

The Employee will provide documentary evidence of his right to work and live in Switzerland.

3.	Position
(a)	The Employee will be employed by the Company on the terms and conditions set out in this agreement.
(b)	The Employee will be employed by the Company in the Position and on the basis specified in Item 2 of Schedule 1.
(c)	The Employee will report to the person named in Item 2 of Schedule 1.
(d)	The Company may require the Employee to perform suitable alternative roles and may change the Employee’s reporting lines.
4.	Commencement and term

The Employment commences on the Commencement Date and will continue unless and until terminated in accordance with clause 5 or clause 12.

Employment agreement for Jürgen Horn

5.	Probation Period

The parties agree that the Employment will be subject to the Probation Period, during which time the Employment may be terminated by either party giving one month’s written notice or, in the case of the Company, making one month’s payment in lieu of notice. During the Probation Period, the Employee’s performance will be reviewed and discussed with the Employee. At the expiry of the Probation Period, unless notified otherwise in writing, the Employee will be deemed to be employed by the Company on a permanent basis, on the terms of this agreement.

6.	Duties and Obligations
6.1	Duties

During the Employment, the Employee is to perform the Duties as well as any additional duties required by the Company from time to time. The duties may be altered by the Company from time to time to reflect changed business conditions. The Company may also require the Employee to perform duties for any Associated Company.

6.2	Obligations

At all times during the Employment, the Employee must:

(a)

show the utmost good faith and devote the whole of the Employee’s working time and attention to the business of the Company and, if the Company so directs, to the business of any Associated Company of the Company;

(b)	use the Employee’s best endeavours at all times to promote the interests and welfare of the Company and any Connected Person or Associated Company of the Company;
(c)	honestly, faithfully and diligently obey and perform all lawful orders and instructions of the Company or the person to whom the Employee reports;
(d)	honestly, faithfully and diligently perform the duties and exercise the powers which from time to time may be assigned to the Employee by the Company or by the person to whom the Employee reports;
(e)	act in the best interests of the Company and any Connected Person or Associated Company of the Company at all times;
(f)	use the Employee’s best endeavours to promote the development, profitability, interests and welfare of the Company and any Associated Company of the Company;
(g)	not misuse the Company’s property or services, or allow such misuse by other persons;
(h)

as soon as practicable upon becoming aware thereof inform the Company of any act of dishonesty pertaining to the business, property or transactions of the Company on the part of any person which may have come to the Employee’s knowledge; and

(i)	keep the terms of the Employee’s remuneration confidential.
6.3	Other appointments
(a)

Subject to clause 6.3(b), during the Employment, the Employee may not take up any other employment or engagement (including public office) or Directorship (paid or unpaid) without the prior written consent of the Chief Executive Officer of the Company.

(b)The Company acknowledges that, as at the date of this agreement, the Existing Engagements are in place between the Employee and third parties. The

Employment agreement for Jürgen Horn

Company hereby expressly agrees to the Employee continuing with the Existing Engagements,subject to clause 6.3(c), and provided that at no time under any of the Existing Engagements will the Employee work on, or otherwise provide assistance, advice or guidance in relation to any monoclonal antibodies in companion animals.

(c)	Without limiting clauses 6.3(a) and 6.3(b), the Employee will not, during the Employment, without the prior written consent of the Company, undertake any appointment, position or work that:
(i)	results in the Employee competing with the Company;
(ii)	otherwise adversely affects the Company; or
(iii)	hinders the Employee’s performance of duties owed to the Company.
6.4	Conflict of interest
(a)	The Employee will ensure that there is no conflict between the Company’s interests and the Employee’s personal interests.
(b)

The Employee will make full and complete disclosure to the Company of the existence, nature and extent of any conflict or potential conflict of interest that the Employee may have in any manner or capacity whatever with the Employee's duties or obligations under this agreement.

(c)	The Employee must not solicit or accept from any person any remuneration or benefit in excess of the Employee's official remuneration with the Company for the discharge of the Employee’s duties.
(d)

The Employee must immediately report to the Company any remuneration or benefit the Employee receives from another person in connection with the Employment and the Employee must not deal with or otherwise dispose of any such remuneration or benefit without the prior written consent of the Company.

(e)	The Employee must avoid any circumstance where a person or persons can improperly influence or receive unduly favourable treatment from the Company.
6.5	Company policies
(a)	The Employee must comply with all policies and procedures of the Company.
(b)	Notwithstanding clause 6.5(a), the policies and procedures of the Company:
(i)	are for the benefit of the Company and do not impose any contractual obligations on the Company; and
(ii)	are not incorporated into and do not form part of this agreement.
6.6	Statutory and implied duties

Nothing in this agreement is intended to limit the Employee’s duties of good faith and fidelity to the Company or any other duties implied at law.

7.	Employment locations

The Employee’s primary place of work will be as specified in Item 3 of Schedule 1. However, the Employee may be required to work at other locations as reasonably directed by the Company. The Employee may also be required to travel to such places (whether inside or outside Switzerland) as the Company may from time to time require in pursuance of his duties hereunder.

It is the Company’s intention to relocate the Employee and the Employee’s position to the United States at the earliest possible time in line with the Parent Company’s strategy, for a duration of 2 to 3 years or as mutually agreed. At such time, it is the intention that this agreement will be replaced with a new agreement between the Employee and the

Employment agreement for Jürgen Horn

Company’s US affiliate. Any new agreement would have comparable or better conditions in respect of remuneration, and the Employee will be eligible for the same employee benefitssuch as holiday leave, paid sick leave etc. as other Company executives, as governed by the US employee benefit plan.

8.	Hours of work

The Employee’s normal hours of work will be 9 AM – 5.30 PM, Monday to Friday with one hour for lunch each day. However, as a senior member of staff, the Employee agrees to work appropriate hours in order to fully carry out his responsibilities and acknowledges that this may include additional evening and / or weekend work where necessary. The Employee will not be entitled to any additional remuneration for any additional hours worked as the Employee’s Base Salary and any other benefits have been set to compensate the Employee for these additional hours.

The Employee acknowledges that he is responsible for determining the duration of his own working time and that pursuant to Art. 3 letter d Employment Act, the Swiss Federal Employment Act does not apply to his employment under this agreement.

9.	Remuneration and other benefits
9.1	Remuneration
(a)

In consideration of the duties provided and to be provided by the Employee, the Company will pay to the Employee the Base Salary, as set out in Item 4 of Schedule 1, less the statutory employer contributions to the statutory pension fund and less the employee contributions to the statutory pension fund (currently the "Stiftung Auffangeinrichtung BVG", of Erlenring 2, 6343 Risch, Switzerland). If applicable, the required deductions for income tax (withholding tax) will be made. The premiums for the following other social insurances will be borne by the Company:

(i)	AHV (old age and survivor's);
(ii)	IV (disability);
(iii)	EO (income compensation);
(iv)	ALV (unemployment);
(v)	Family Allowance contributions;
(vi)	BU (work related accidents insurance); and
(vii)	NBU (non-work related accidents insurance).

If the Company subscribes to a daily sickness allowance (loss of income) insurance, the premiums will be borne by the Company.

(b)

The Company will pay to the Employee 80 % of the cost of a suitable health care plan to a maximum cost to the Company of CHF 500 per month. The Employee shall provide documentary evidence of the premiums to be paid.

9.2	Sign-on Options
(a)

As soon as practicable after the Commencement Date, the Compensation Committee of the Parent Board will grant to the Employee the Sign-on Options pursuant to the EI Plan to purchase 60,000 ordinary shares in the Parent Company. Unless otherwise required by applicable law, the exercise price per share for those shares that are the subject of the Sign-on Option will be the market price on the day of the granting of the Sign-on Options.

(b)	The Sign-on Option will vest and become exercisable as follows:
(i)	With respect to 20% of the Sign-on Options, on the date on which the

Employment agreement for Jürgen Horn

Compensation Committee of the Parent Board grants the Sign-on Options; and
(ii)	With respect to the remaining 80% thereof, in 16 substantially equal instalments on the last day of each of the 16 consecutive calendar quarters commencing after the Commencement Date,

provided however that the Sign-on Option will become vested and exercisable in full as of the date specified by the Parent Board prior to the consummation of a Change in Control, provide that the Employee’s service with the Company has not terminated prior to such date. The Sign-on Option will be subject to the terms and conditions of the appropriate form of option agreement approved by the Parent Board’s compensation committee for use under the EI Plan, which the Employee will be required to execute.

9.3	Employee Incentive Plan
(a)

The Employee will in general be entitled to participate in the Parent Company’s EI Plan via an Annual Equity Award. The Employee may be allocated an amount as the Annual Equity Award to be determined by the Compensation Committee of between US$0 and US$400,000 under the Share Plan each year, as further specified in Item 5 of Schedule 1.

The terms of grant and any allocation there under of any Annual Equity Award will be subject to the terms of the EI Plan and clause 12.1 of this agreement.

(b)

The Employee’s participation in the EI Plan shall be subject at all times to the rules of the EI Plan, as may be amended from time to time. The Company reserves the right to amend the EI Plan, from time to time and in accordance with the needs of the business.

9.4	Annual performance bonus

Each financial year, provided the Employee remains employed by the Company, at the Company’s complete discretion, the Employee may be eligible for the payment of an annual performance bonus, specified in Item 7 of Schedule 1, subject to the Employee’s level of achievement of certain personal and Company key performance indicators (KPIs). The first set of KPIs must be agreed upon in writing between the Company and the Employee within three months of the Commencement Date, and otherwise for each subsequent year at the time of the annual review of the Employee’s Base Salary and any other benefits. If the Employee commences the Employment during a financial year, the Employee may, subject to the requisites above, be eligible for a pro-rata bonus in the year of commencement. Any bonus paid under this clause 9.4 shall not constitute an entitlement to a bonus payment in any subsequent year. Subject to the remainder of this clause 9.4, payment of any bonus under this clause 9.4 shall be conditional on the Employee being in the employment of the Company (and not under notice of termination) on the date that such bonus would normally be paid. If the Employment is terminated by the Company under clause 12.1 (and not by reason of clause 12.4 (dismissal for cause and summary dismissal)) during a financial year, the Employee may, subject to the requisites above, be eligible for a pro-rata bonus in the year of termination.

9.5	Additional benefits

The Employee may in general be entitled to additional benefits, as described in Item 6 of Schedule 1, or as may be notified to him, subject at all times to the rules of the relevant schemes as may be amended from time to time. The Company reserves the right at any time to withdraw these entitlements or any one of them, or to amend the terms on which they are provided.

Employment agreement for Jürgen Horn

9.6	Annual review

The Company will review the Employee’s Base Salary and any other benefits annually in accordance with the Company’s remuneration policy and consult with the Employee regarding any proposed increase, No review will take place where notice of termination of this agreement has been served by either party.   The Company shall not be under anyobligation to make any increase in Base Salary or any other benefit, and any increase in previous years shall not give rise to an entitlement to an increase in the relevant review period. Any changes to the Base Salary and any other benefits will take effect on 1 July each year.

9.7	Legislative benefits

The Employee acknowledges that the Base Salary and any other benefits are (to the extent not prohibited by law) deemed inclusive of an allowance in favour of the Employee for all additional employee benefits and allowances (not otherwise specified in this agreement) required by applicable legislation to be provided by an employer if favour of, or for the benefit of, an employee employed to provide the Duties.

9.8	Expenses

Except as expressly provided for in this agreement, the Employee will be reimbursed for all expenses which are in the Company’s opinion reasonably incurred by the Employee in the course of the Employment, subject to provision of receipts or other documentary evidence to the Company’s satisfaction, within one (1) month of incurring such expenses.

The Company shall reimburse the Employee for hard cash costs already incurred by his current employer that he must repay that are associated with moving to Indianapolis. These expenses shall be reimbursed upon presentation of receipts to the Company's satisfaction, up to a maximum of USD 50,000.00 by way of an expense claim.

9.9	Deductions

Subject to any applicable laws, the Employee hereby authorises the Company to make deductions from any payments owing to the Employee to recover any debt owed by the Employee to the Company or any Associated Company (to the fullest extent permitted by law), including as a result of previous over-payment to the Employee. Claims of the Company due to breach of contract can be deducted without restriction.

9.10	Confidentiality of remuneration and other benefits

The Employee may discuss the Employee’s Base Salary and other benefits with family members, financial or legal advisors, creditors or debtors, or where required to do so by law or in the context of the Duties. Save as provided, the Employee agrees not to disclose to any other person details of the Employee’s Base Salary and other benefits.

9.11	Irish taxes

To the extent that any remuneration paid to the Employee is subject to taxes or social security/pension scheme contributions in the Republic of Ireland (such as Irish payroll tax and the universal social charge, or such), the Company hereby agrees to indemnify the Employee in relation to such taxes or contributions.

10.	Company Property
10.1	Return of Company Property

On or before termination of the Employment, or at any time when requested, the Employee must as soon as practicable return to the Company all property, materials and items belonging to the Company or any Associated Company in the Employee’s possession custody or control.

Employment agreement for Jürgen Horn

In the event that such property is not returned to the Company, the Company reserves the right (and the Employee hereby permits the Company) to deduct the equivalent monetary value of such property from the Employee’s final monthly salary payment.

11.	Leave
11.1	Taking Leave

The Employee is entitled to leave, in accordance with the Swiss Code of Obligations and the following provisions. Approval for leave is subject to the Employee complying with the Company’s policies and procedures in relation to application/notification, supporting documentation, timing and approval of leave.

Subject to clauses 11.2 to 11.4 below, all other types of leave to which the Employee may be entitled are detailed in the Company handbook, a copy of which will be provided.

11.2	Annual leave
(a)

The Employee will be entitled to 25 working days of annual leave per year, or a pro- rata amount if the Employee is employed part-time, in addition to the statutory public holidays at the place of work in Switzerland. .

(b)

The Employee must submit his annual leave requests to his manager at least 10 working days before he proposes to take such leave, and his manager will have ultimate sign off on such requests, taking into consideration the needs of the business at that time and the Employee’s personal circumstances.

(c)

When the Employee ceases to be employed by the Company, the Employee will be paid out any accrued but untaken annual leave. If the Employee is released from the duty to work during the termination period (Garden Leave), accrued but untaken annual leave shall be considered taken.

(d)	In the event of a closedown of the Company’s enterprise, or if the Employee accrues excessive annual leave, the Company can direct the Employee to take a period of annual leave.
(e)	A maximum of (5) days of annual leave can be carried forward from one year to the next.
11.3	Public Holidays

The Employee will be entitled to paid leave on the statutory public holidays at the place of work in Switzerland.

In the event that the Employee is required to work on a public holiday, he shall be entitled to receive whichever one of the following the Company determines, namely:

(a)	a paid day off within a month;
(b)	an additional day of annual leave; or
(c)	an additional days’ pay.
11.4	Sick Leave, Accidents and other Absences
(a)	If the Employee is unable to attend work due to sickness or injury or for any other reason the Employee must notify his line manager as soon as possible on the first day of absence.
(b)	The Employee is required to provide a medical certificate if the Employee is out for more than three days’ sick leave.
(c)	In the event the Employee is absent from work due to sickness, injury or other incapacity during the probationary period the Employee is not entitled to any form of sick pay.

Employment agreement for Jürgen Horn

(d)

Following the probationary period, the Employee may be entitled to receive sick pay in accordance with the Bernese scale from the Company provided that the Employee is eligible for payment and has complied with all the statutory rules (including the requirement for notification of absence). If the Company subscribes to a daily sickness allowance (loss of income) insurance, the Employee will receive the daily sickness allowance in accordance with the terms and conditions of the daily sickness allowance insurance. In the event that the benefits are delayed by a waiting period, the Company shall pay four fifths of the insured salary for that period.

(e)

If the Employee is unable to work due to injury or accident he will receive the accident benefits in accordance with the terms and conditions of the accident insurance. In the event that the accident benefits are delayed by a waiting period, the Company shall pay four fifths of the insured salary for that period.

12.	Termination of Employment
12.1	Termination by the Company
(a)

Subject to clause 5 (Probation Period) and clause 12.3 (Garden Leave), and without prejudice to clause 12.4 (Dismissal for cause and Summary dismissal), the Company may terminate the Employment at any time by giving the Employee six (6) month’s written notice.

(b)	The notice in (a) above will be increased to 12 months if the Company terminates the Employment immediately prior to, upon, or within 12 months following a Change in Control as defined in clause 1.1.
(c)

If the Employment is terminated by the Company under this clause 12.1 (and not by reason of clause 12.4) and such termination occurs after the first day of a given fiscal year of the Parent Company, and if the Parent Company has not yet granted the Employee’s Annual Equity Award in the fiscal year that the Employee’s termination occurs, the Company shall, acting in good faith, pay the Employee an amount of cash (Annual Equity Award Benefit) equal to the product determined by multiplying

(A) the greater of (x) the Award Value of the Annual Equity Award that the Employee otherwise would have received for the fiscal year of the Employee’s termination of employment and (y) the Award Value of the Annual Equity Award granted to the Employee during the immediately preceding fiscal year, by (B) a ratio, the numerator of which equals the number of days elapsed from the beginning of the immediately preceding fiscal year to the date of the Employee’s termination of employment, and the denominator of which equals the total number of days contained in the current fiscal year.

(d)

If the Employment is terminated by the Company under this clause 12.1 (and not by reason of clause 12.4) then any portions of the Annual Equity Awards or Sign-on Options granted to the Employee prior to the termination of Employment that remain unvested as of the Termination Date will become 100% vested and exercisable in full for the remainder of the option term as if the Employee’s Employment had not terminated (if applicable) as of the Termination Date.

12.2	Notice period by the Employee
(a)	Subject to clause 5 (Probation Period) the Employment may be terminated by the Employee by giving the Company three (3) month’s written notice.
(b)

If the Employee does not give the Company the period of notice referred to in this clause in writing or the Employee leaves the Employment during the period of notice, the Employee agrees that the Company is entitled to withhold (to the fullest extent permitted by law) from any monies owing to the Employee an amount representing that portion of the Base Salary the Employee would have earned for the number of

Employment agreement for Jürgen Horn

weeks or days of the notice period that the Employee did not work.
(c)

If the Employment is terminated by the Employee then any portions of the Annual Equity Awards or Sign-on Options granted to the Employee prior to the termination of Employment that remain unvested as of the Termination Date shall not vest and shall not be exercisable.

12.3	Garden Leave

If notice is given by the Company (under clause 12.1) or the Employee (under clause 12.2) the Company may, at any time after notice of termination at its sole discretion, release the Employee from the obligation to work for the duration or a portion of the notice period (Garden Leave), suspend all or any of the Employee’s duties and powers that the Company considers appropriate, or require the Employee to perform duties at any place, including, without limitation, the Employee’s home. The Employee will be entitled to the Base Salary for the duration of the Garden Leave. All accrued but untaken annual leave will be considered taken during the period of Garden Leave.

12.4	Dismissal for cause and summary dismissal
(a)

The Company may terminate the Employment at any time (i) for cause with a notice period of three months or (ii) immediately without notice or any payment in lieu of notice in the event that continuation of the employment relationship in good faith is unconscionable if the Employee:

(i)	engages in serious misconduct;
(ii)	commits a serious or persistent breach of any material term or condition of this agreement;
(iii)	breaches any Company policy in place from time to time including, without limitation, any policies relating to anti-discrimination, sexual harassment and usage of technology, including the internet;
(iv)	refuses or fails to comply with a lawful and reasonable directive of the Company;
(v)	engages in any fraudulent or dishonest conduct;
(vi)	is intoxicated at work to the extent that the Employee cannot perform the Employee's duties;
(vii)	is convicted of any serious or indictable criminal offence;
(viii)	engages in any conduct which brings or may bring the Company into disrepute, regardless of whether the conduct is during work hours or not; or
(ix)	is prohibited by Law from taking part in the management of the Company.
12.5	Accrued Entitlements on Termination

Any payment by the Company in respect of accrued but unpaid or untaken annual leave on termination of the Employment, will be calculated on the basis of the Base Salary.

12.6	Directorships and Offices

The Employee hereby agrees to resign upon request from any directorship or other offices held by him in the Company, or on behalf of the Company or any Associated Company, upon giving or receiving notice of termination of employment pursuant to this Agreement, or upon termination of his employment howsoever arising.

Employment agreement for Jürgen Horn

13.	Confidential Information
13.1	Acknowledgment of Employee

The Employee acknowledges that through the course of the Employment or otherwise, the Employee may obtain access to, or become aware of, Confidential Information which is of commercial value to the Company and which is owned by and will at all times remain the property of the Company or an Associated Company.

13.2	Obligations of the Employee

The Employee must:

(a)	only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, the Employee’s duties in the course of employment with the Company;
(b)	not memorise, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance of the Employee’s duties;
(c)

keep in the strictest confidence all Confidential Information and not disclose to any person at any time any Confidential Information without the consent of the Company, whether during the course of employment with Nexvet or at any time thereafter;

(d)

not use, or modify any Confidential Information for the Employee’s own  use or benefit or the use or benefit of any third party, whether during the course of employment with Nexvet or at any time thereafter; and

(e)	promptly, at the request of the Company at any time, disclose and deliver up to the Company, all Confidential Information including copies in the Employee’s possession, custody or control.
13.3	Unauthorised disclosure

The Employee must take all reasonable precautions to prevent any unauthorised disclosure of Confidential Information, including the following precautions:

(a)	the Employee must at all times store all Confidential Information safely and securely;
(b)

except with the prior written authority of the Company, the Employee must not remove any Confidential Information from the premises at which it is stored except where it is necessary to do so for the sole purpose of performing their Duties under this agreement;

(c)	the Employee must immediately notify the Company in writing of any actual, threatened or suspected unauthorised disclosure of any Confidential Information; and
(d)

the Employee must take all reasonable measures to minimise any unauthorised dissemination of any Confidential Information which is in any way related to or resulting from an act or failure to act by the Employee.

13.4	Confidentiality Agreement

The Employee will be requested to enter into a separate Confidentiality Agreement in the form attached at Annexure A in relation to the Company’s Confidential Information at or about the same time as entering into this agreement. The Employee further agrees that he shall at the request (and cost) of the Company enter into further Agreements or deeds with the Company or any Associated company whereby he shall accept restrictions corresponding to the restrictions in this Agreement and annexed thereto.

Employment agreement for Jürgen Horn

13.5	Survival

The Employee’s obligations under this clause 13 survive the termination of the Employment for any reason for the duration of 5 years.

14.	Intellectual Property
(a)

The Employee hereby assigns as a present and future assignment to the Company absolutely and beneficially the whole of the Employee's right, title and interest in the world, whether presently existing or which arises at a date after the date of this agreement in and to all Intellectual Property Rights acquired, developed or created by the Employee:

(i)	in the course of their employment with the Company (whether or not during working hours) in the course of their work and in performance of their contractual obligations;
(ii)

prior to the date of this Agreement, where the Employee was providing services for the Company or Business (which includes in anticipation of the incorporation of the Company), the shareholders of the Company or for the benefit of any of the Company, its shareholders or the Business;

(iii)	which in any way affect, relate to or are connected with the Business; or
(iv)	with the use of any of the Company’s or any Associated Company’s computer/s or other information technology equipment, and laboratory or other research and development facilities or premises,

(collectively, the Assigned Intellectual Property Rights).

(b)	The Employee hereby agrees and undertakes to promptly disclose to the Company any Assigned Intellectual Property Rights upon acquisition, registration, creation or development.
(c)

The Employee acknowledges and agrees that the Company will own all right, title and interest in and to all of the Assigned Intellectual Property Rights immediately upon creation, acquisition, registration or development of the Assigned Intellectual Property Rights.

(d)

The Employee irrevocably agrees to promptly execute all documents, forms and authorisations and do all acts and things that the Company considers to be necessary or desirable to give effect to this agreement and to absolutely vest in the Company full right, title and interest in and to all of the Assigned Intellectual Property Rights.

(e)

At the Company’s request and expense, the Employee undertakes to assist the Company, whether during the course of or subsequent to the termination of the Employment, in connection with any controversy or legal proceeding relating to such Intellectual Property rights and in obtaining domestic or foreign patent or other protection covering the same.

(f)

The Employee hereby irrevocably appoints the Company and each of its directors severally as and to be the attorney of the Employee to do anything and execute any document which the Employee is required to do or execute pursuant to or in connection with the assignment of Intellectual Property Rights under this agreement and which the Employee has failed to do or execute. This power of attorney is granted to secure the performance of the Employee’s obligations to the Company in relation to the assignment of Intellectual Property Rights under this agreement.

(g)

To the extent that any Intellectual Property Rights cannot be assigned under applicable law, the Employee hereby grants to the Company an exclusive, fully paid- up, royalty free, perpetual, world-wide license with the right to transfer and to sub-

Employment agreement for Jürgen Horn

license, to practice and exploit such Intellectual Property Rights and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Intellectual Property Rights for all purposes under all applicable intellectual property laws.

(h)

The Employee shall be deemed fully compensated by his Base Salary for such assigned Intellectual Property Rights including those that were produced in the course of his work for the Company but not in performance of his contractual obligations.

(i)

Excluded from this section are any Intellectual Property rights that the Employee has developed independently (and not using any of the Company’s property or resources) outside his duties of work for the Company and outside of working hours. The Employee will own any Intellectual Property rights that are developed by him in such circumstances.

15.	Moral Rights

To the extent that the Employee has any moral rights in any work (whether or not currently in existence) created, made, delivered, produced, contributed to or otherwise provided by the Employee to the Company in the course of the Employment and in context with the Employment (se above) (collectively Works), then the Employee hereby irrevocably and unconditionally waives all rights granted by the Swiss Federal Copyright Act, Chapter 7 of the Copyright and Related Rights Act 2000 of Ireland or any equivalent law in any jurisdiction that vest in the Employee (whether before, on or after the date of this agreement) in connection with the authorship of any Works created in the course of their employment with the Company, wherever in the world enforceable, including without limitation, the right to be identified as the author of any such Works and the right not to have any such Works subjected to derogatory treatment.

16.	Non-Competition
16.1	Obligations of the Employee

The Employee must not, in any capacity including on their own account or as a member, shareholder, unit holder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, associate, representative or financier or in any other way or by any other means:

(a)

during the Restraint Period and in the Restraint Area, perform the Restrained Duties for a business, activity or operation which is the same as, substantially similar to, or competitive with the Business carried on by the Company or any material part of that Business;

(b)

during the Restraint Period, solicit, canvas, approach or accept an approach from any person who was at any time during the period commencing 6 months prior to the Termination, a customer or supplier of the Business or the Company, and with whom the Employee had regular or material dealings during that period with any purpose of, or having the effect of, obtaining the custom or services of that person in a Restrained Business;

(c)	during the Restraint Period, represent itself as being in any way connected with, interested in or associated with the Business or the Company;
(d)

during the Restraint Period, solicit, canvas, encourage, or induce, or endeavour to do so, any person who is at Completion, or who was at any time during the period commencing 6 months prior to the Termination, a director, employee, agent, associate, contractor or advisor of the Company, to leave the office, employment or agency of, or association with, the Company;

Employment agreement for Jürgen Horn

(e)

during the Restraint Period, interfere with the business of the Company or divulge to any person any information concerning the business of the Company or any of its dealings, transactions or affairs; or

(f)	during the Restraint Period, interfere to the detriment of the Company with the relationship between the Company and its clients, customers, employees or suppliers.
16.2	General
(a)

Nothing in this clause 16 prevents the Employee from holding in aggregate less than 5% of the issued shares of a body corporate, or interests in a registered managed investment scheme, included on the official list of any recognised stock exchange.

(b)

Each covenant in this clause, each area set out in the Restraint Area definition and each paragraph of the Restraint Period definition is a separate and independent covenant by the Employee. They can be combined and each combination is a separate covenant and restriction, although they are cumulative in effect.

(c)	For the avoidance of any doubt, if any of the separate and independent covenants or restrictions set out in this clause is or becomes invalid or unenforceable for any reason:
(i)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result;
(ii)	in any other case the offending provision must be severed from these terms, in which event the remaining provisions of these terms operate as if the severed provision had not been included; and
(iii)

without limiting the above, if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the area or time was reduced, then that provision must be read down by deleting that activity, or reducing that period or area, to the minimum extent necessary to achieve that result.

(d)	The Employee acknowledges that each of the restrictions imposed by this clause:
(i)	is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this agreement;
(ii)	extends no further, in any respect, than is reasonably necessary for the maintenance and protection of the business of the Company and its goodwill;
(iii)	is adequately compensated for by the Base Salary; and
(iv)	does not unreasonably restrict the Employee’s right to carry on the Employee’s profession or trade.
16.3	Survival

The Employee’s obligations under this clause 16 survive the termination of this agreement for any reason.

17.	Changes to position, duties, remuneration, or location
(a)

The Employee’s employment with the Company will continue to be subject to the terms of this agreement, unless varied or replaced by an agreement agreed to by both parties in writing, the Employer as may be required from time to time despite any change to the Employee’s position, duties, remuneration or location.

(b)	This agreement, including this clause, may only be varied by a document in writing signed by or on behalf of each party.

Employment agreement for Jürgen Horn

18.	Companies Acts

Notwithstanding any provision of this agreement, the Company is not required to pay or provide, or procure the payment or provision of, any monies or benefits to the Employee which do not comply with the provisions of the Companies Acts 1963-2012 or any successor legislation, including the Companies Act 2014, without the need for the Company to obtain shareholder approval. Any such payments or benefits to be provided to the Employee must be reduced to ensure compliance with this clause and the Companies Acts. In the event that the Company pays or provides any monies or benefits to the Employee in excess of the amount permitted to be paid or provided to the Employee under the Companies Acts without shareholder approval, the Employee shall hold such monies or benefits, on trust for the Company and must, on receiving written notice from the Company, immediately repay those monies or benefits to the Company.

19.	Assignment
19.1	Successors of Company

The rights and obligations of the Company under this agreement enure to the benefit of and are binding upon the successors of the Company.

19.2	Assignment for reconstruction or amalgamation

With the prior written agreement of the Employee (such agreement not to be unreasonably withheld or delayed), the Company may assign its rights and obligations under this agreement for all or any part of the term of the Employment, to any other company (including an Associated Company) as part of a reconstruction or amalgamation of the Company, provided that the Employee agrees that the other company could reasonably be expected to undertake the financial obligations of the Company under this agreement that remain outstanding as at the date of the assignment.

19.3	References to Company to be references to assignee

Following an assignment under clause 19.2, references to this agreement to the Company will be to the Company’s assignee.

20.	General
20.1	Entire understanding
(a)

This agreement supersedes all prior communications and agreements between the parties as to the terms and conditions of the Employee’s employment, including any prior written or verbal undertakings or statements.

(b)

Each party acknowledges that, except as expressly stated in this agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this agreement.

20.2	No adverse construction

This agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

20.3	Further assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this agreement.

Employment agreement for Jürgen Horn

20.4	No waiver
(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this agreement does not operate as a waiver of the power or right.
(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this agreement.
(c)	A waiver of a breach does not operate as a waiver of any other breach.
20.5	Severability

Any provision of this agreement which is invalid in any jurisdiction must in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and
(b)	be severed from this agreement in other case,

without invalidating or affecting the remaining provisions of this agreement or the validity of that provision in any other jurisdiction.

20.6	Consents and approvals

Where anything in this agreement depends on the consent or approval of a party then, unless this agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

20.7	No variation

This agreement, including this clause, cannot be amended or varied except in writing signed by the parties.

20.8	Governing law and jurisdiction
(a)	This agreement is governed by and must be construed in accordance with the governing laws as described in Item 9 of Schedule 1.
(b)

In respect of all matters arising out of or relating to this agreement, its performance or subject matter (1) for claims of the Employee the courts have jurisdiction pursuant to Art. 19 Lugano Convention 2007 (i) in the state where the Company is domiciled (Ireland) or (ii) where the Employee habitually carries out his work or (iii) the last place where he did so or (iv) if the Employee does not or did not habitually carry out his work in any one country, in the courts for the place where the business which engaged the Employee is or was situated and (2) for claims of the Company the courts have jurisdiction pursuant to Art. 19 Lugano Convention 2007 in the state in which the Employee is domiciled. In the event that the Lugano Treaty 2007 doesn't apply the parties submit to the exclusive jurisdiction of the courts of the jurisdiction as referred to in clause 20.8(a).

20.9	Counterparts

If this agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

20.10	Conflicting provisions

If there is any conflict between the main body of this agreement and any Schedules or annexures comprising it, then the provisions of the main body of this agreement prevail.

Employment agreement for Jürgen Horn

Signing page

Employment agreement for Jürgen Horn

Schedule 1 – Employee particulars

1.	Commencement Date

3rd  August 2015

2.	Position

Chief Product Development Officer reporting to the Chief Executive Officer. The Employee will be working on a full time basis.

3.	Location

The Company will assist the Employee to setup a home office or else secure a local serviced office.

4.	Base Salary

Base Salary per annum: USD 330,000.00 (gross, including Employer and Employee contributions to the pension fund). The Employer and Employee contributions to the social insurances will be borne by the Company.

Base Salary is to be paid monthly in equal instalments on a pro-rata basis; half of which will be paid in arrears and half paid in advance. The Company will deduct appropriate tax and other statutory deductions from the gross figure as outlined in clause 9.1 (a) of this agreement.

5.	EI Plan

(a)

The Employee will have the ability to have an amount between US$0 and US$400,000 allocated as an Annual Equity Award under the EIP each year. The Company will allocate shares or other instruments on the terms and conditions of the EIP, as may be amended from time to time, and any such allocation will be subject to the Parent Company’s Board approved vesting criteria.

(b)

Notwithstanding the above, the Annual Equity Award is made at the discretion of the Parent Company’s Compensation Committee. The Annual Equity Grant that the Employee should expect to receive in the event that the Employee achieves his personal KPIs and the Company achieves its KPIs (as determined by the Parent Company’s Compensation Committee) is US$200,000 in value.

6.	Additional Benefits

The Employee will also be entitled to the following additional benefits:

•	Mobile phone, lap top computer, home office equipment and broadband internet connection (unless a serviced office is used).

7.	Performance Bonus

The Employee will have the ability to earn up to an equivalent of 40% of Base Salary by way of a cash payment in any one year. The annual performance bonus is awarded at the discretion of the Parent Board’s Compensation Committee.  The bonus the Employee should expect in the event that the Employee achieves his personal KPIs and the Company achieves its KPIs (as determined by the Parent Board’s Compensation Committee) is 25% of the Base Salary.

Employment agreement for Jürgen Horn

8.	Probation Period

3 months from the Commencement Date.

9.	Governing Law

The Employee’s employment with the Company is governed by:

»the terms of this Agreement;

»the Company handbook;

»the EIP;

»any additional policies and schemes which may be in place from time to time; and

»any and all relevant legislation, as governed by the laws of Switzerland.

10.	Existing Engagements

The Company acknowledges that, as at the date of this agreement, the following engagements are in place between the Employee and third parties:

•

Providing advice to Aravis Venture Capital regarding potential animal health applications for platforms, products and technologies of human biotechnology companies in which Aravis has made or is planning to make investments.

•

Providing advice to Gour Medical in relation to product development and regulatory strategy for the evaluation of various indications or technologies, in return for a fee and options. The Employee has notified the Company that Gour Medical has a portfolio that includes monoclonal antibodies for companion animals. The Employee has agreed however that, during the Term, he will exclude himself from working or advising Gour Medical in relation to any monoclonal antibodies for companion animals.

•

Working with a group of individuals regarding the potential setting up of an institute / foundation and a venture fund with the objective of fostering investment in sustainable food animal technologies and products. This engagement is in an early stage and the Employee has informed the Company that he may be asked to serve on the board of any foundation / institute (if and when it is established) and / or to become a partner or advisor in the venture fund. The Employee has agreed to keep the Company informed of the progression of this engagement.

Employment agreement for Jürgen Horn

Schedule 2 – Employee duties

Summary of Role

•	This position has overarching responsibility for achieving Nexvet’s Clinical & Regulatory Development (CARD) goals as approved by the Board on an annual basis
•

The CARD division’s primary responsibility is to progress product candidates developed in concert with the Research and Development (RAD) division through all stages required to obtain Regulatory approval for sale in global markets

•	The CARD division includes the following functions:
•	Clinical Operations
•	Regulatory Affairs
•	Chemistry, Manufacturing and Controls
•	Project and Alliance Management

Reporting Structure

•	This position reports to: Chief Executive Officer
•	Role/s that report to this position:
•	Senior VP Clinical and Regulatory Development
•	VP Technical Operations
•	Director of Program and Alliance Management
•	Director of Alliance Management

Responsibilities

•	Design, build and oversee a CARD function to achieve the corporate objectives delegated to you by the CEO
•	Oversee development of Nexvet’s pipeline of development projects to obtain global regulatory approvals, on time and on budget
•	Develop a high-performing team of leaders of the various functions within the CARD division, and work with HR to ensure that appropriate plans are in place for succession and people risk management
•	Develop and implement an effective management system to coordinate internal and external resources (people, financial, material, clinical etc.) necessary to achieve your objectives
•

Build effective relationships with internal and external stakeholders including project teams, external vendors, key opinion leaders, Regulatory Agencies, the senior management team and other relevant stakeholders

•

Work with all other functions, especially Research and Corporate (Marketing & Sales, Legal, Finance) to manage development plans, track progress, track budget, and develop strategies to deliver activities on time and on budget

•

Establish and implement a strategy based on a forward-looking plan on ways to increase efficiency – whether through remaining virtual or building internal infrastructure. This will include ways to deliver fill/finished biological product through to supply market

•	Work with marketing and sales to maximize impact of product launch and post-launch sales
•	Lead one or more cross-functional drug development teams. To provide leadership in the clinical/ regulatory, manufacturing and project management, for specific development programs/studies

Employment agreement for Jürgen Horn

Key Relationships

Internal

•	Executive Officer team
•	VP Clinical and Regulatory Development
•	VP Technical Operations

External

•	External collaborators
•	CROs
•	Investors/Shareholders/Financiers

Job Environment

•	Home office / serviced office or corporate office
•	Working hours
•	Attendance at international, local or interstate conferences as required
•	Travel to Nexvet and partner / collaborator facilities and sites, domestically and internationally (AU, IE and USA)

Essential Qualifications/Experience:

•	Doctor of Veterinary Medicine (DVM) or equivalent [essential]
•	PhD in a veterinary discipline [highly regarded]
•	MBA [highly regarded]
•	Minimum of 15 years of pharmaceutical industry experience
•	Minimum of 10 years of animal health experience, with senior management experience
•

Extensive leadership experience and responsibility for all aspects of coordinating the Clinical and Regulatory Development activities for a human or animal health company, for products with global markets

•	Extensive experience in managing the following areas:
•	Clinical Operations and Regulatory Affairs
•	Development planning and management of product development functions
•	Protocol development
•	Liaison and negotiation with Regulatory Agencies
•	Study execution and reporting
•	Preparation of regulatory submissions
•	The selection and management of external contractors for target animal safety and efficacy studies
•	Chemistry, Manufacturing and Controls
•	Project Management
•	A proven track record of managing cross-functional teams
•	Demonstrated success in gaining Regulatory approval for animal health products with global markets

Employment agreement for Jürgen Horn

Essential Skills, Knowledge & Attributes

•	Excellent verbal and written communication and interpersonal skills
•	Experience participating within a matrix organization with teams that include cross- functional and cross-country membership
•	Maturity and ability to work remotely and participate effectively in a virtual project team environment
•	Ability to travel on average of 1 week per month (25% of time)
•	Proficient in the use of Microsoft Office programs

Employment agreement for Jürgen Horn

Annexure A – Confidentiality Agreement

Employment agreement for Jürgen Horn